UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 2, 2010

Heron Lake BioEnergy, LLC

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-51825	41-2002393
(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue
Heron Lake, MN	56137-1375
(Address Of Principal Executive Offices)	(Zip Code)

(507) 793-0077

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 and 4 through 8 are not applicable and are therefore omitted.

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Agreements with AgStar Financial Services, PCA

On July 2, 2010, Heron Lake BioEnergy, LLC (the “Company”) entered into an Amended and Restated Fifth Supplement (the “Fifth Supplement”) to its Master Loan Agreement with AgStar Financial Services, PCA (“AgStar”).  By the Fifth Supplement, AgStar renewed its $6,750,000 revolving line of credit loan commitment in an aggregate principal amount outstanding at any one time not to exceed $6,750,000, with a maturity date of December 31, 2010.  On July 2, 2010, the Company also entered into a Second Amended and Restated Revolving Line of Credit Note (the “Revolving Note”) at the maximum principal amount of $6,750,000 reflecting the terms of the Fifth Supplement.  The applicable interest rate on the Revolving Note may not be less than 6.0% per annum until paid in full.  Among other terms of the Fifth Supplement, the Company is required to establish and maintain all of its primary deposit accounts at Home Federal Savings Bank.

The Company and AgStar also entered into a Forbearance Agreement dated July 2, 2010 (the “Forbearance Agreement”) relating to the Company’s previously disclosed non-compliance with covenants that have resulted in events of default under the loan documents with AgStar.  Under the Forbearance Agreement, AgStar agreed it would not declare a default under the loan documents or enforce any of the remedies available to it for the period of July 2, 2010 to the earlier of an event of default or December 31, 2010.  AgStar also approved the Mutual Release and Settlement Agreement among the Company, Fagen, Inc. and ICM, Inc., provided that all of the cash proceeds from the Mutual Release and Settlement Agreement were used to reduce the principal balance of the Note.  In the Forbearance Agreement, AgStar also approved the sale of $4.5 million of class A units to Project Viking, L.L.C., provided that all of the cash proceeds from the sale were used to reduce the principal balance of the Note.  Further, under the Forbearance Agreement, advances from the term revolving note dated October 1, 2009 in the original principal amount of $5.0 million may only be used for the engineering and emissions remediation project and may not exceed $1.96 million. The parties also agreed to certain interest calculation and payment provisions, including reinstatement of the contract rate of interest rather than the default rate upon payment of the cash proceeds from the above-described transactions to the Note, deferral of the default interest accrued prior to July 2, 2010 to the end of the forbearance period, and reduction of the accumulated deferred default interest by 50% if the Company complies with all loan covenants and payment obligations under the loan documents with AgStar.  Additionally, the Company may not make distribution to its members during the forbearance period, other than tax distributions permitted by the loan documents.  The Company is required to retain a consultant at its expense to conduct a review of the Company’s risk management, marketing, operations and financial systems and procedures.  The consultant must deliver to the Company and AgStar a written report summarizing its findings and recommendations on or before October 31, 2010.  In connection with the Forbearance Agreement, the Company paid a forbearance fee of $50,000.

In connection with the Fifth Supplement, AgStar and Roland J. Fagen entered into a mutual release by which AgStar released Mr. Fagen from claims relating to, and his obligations under, his personal guaranty of certain of the Company’s obligations under the master loan agreement, and by which Mr. Fagen provided AgStar with a general release of liability.

The foregoing summaries of the Fifth Supplement, the Note and the Forbearance Agreement do not purport to be complete and are subject to and qualified in its entirety by reference to the Fifth Supplement, the Note and the Forbearance Agreement, which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
10.1	Amended and Restated Fifth Supplement dated as of July 2, 2010 to the Master Loan Agreement by and between AgStar Financial Services, PCA and Heron Lake BioEnergy, LLC.

10.2

Second Amended and Restated Revolving Line of Credit Note dated July 2, 2010 in the maximum principal amount of $6,750,000 by Heron Lake BioEnergy, LLC as borrower to AgStar Financial Services, PCA as lender.

10.3	Forbearance Agreement dated July 2, 2010 by and between Heron Lake BioEnergy, LLC and AgStar Financial Services, PCA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERON LAKE BIOENERGY, LLC

By:	/s/ Robert J. Ferguson
Robert J. Ferguson
Chief Executive Officer

Date:                  July 9, 2010